EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Third Quarter 2009 Financial Results
PLANO, Texas — October 22, 2009 — Interphase Corporation (NASDAQ: INPH), a leading global provider of building blocks, subsystems, and gateway appliance solutions for converged communications networks, today reported financial results for its third quarter ended September 30, 2009.
Revenues for the third quarter of 2009 were $4.4 million compared to $6.9 million for the third quarter of 2008. Revenues in the quarter were primarily impacted by broadband telecom revenues, which decreased approximately 45% to $3.6 million in the third quarter of 2009 compared to $6.5 million for the third quarter of 2008. Professional services revenues increased to $368,000 compared to $209,000 on a year to year basis. Gross margin for the third quarter of 2009 was 25% compared to 58% for the third quarter of 2008. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin products, an excess and obsolete inventory charge and reduced utilization of the manufacturing facility. The company reported a net loss of $2.4 million, or $(0.34) per share for the third quarter of 2009, compared to a net loss of $55,000, or $(0.01) per share in the third quarter of 2008.
“The significant slowdown in purchases at our top Tier 1 customer accounts resulted in reductions in revenue that were more significant than we expected”, said Gregory B. Kalush, CEO and President of Interphase. “While it is difficult to predict the timing of customer purchases returning to normal levels due to the uncertainty of network deployments in the industry, we remain encouraged about our longer term future as we continue to be awarded new design wins. Additionally, we have begun targeting other markets in which we believe that we can be successful.”
For the first nine months of 2009, revenues decreased slightly to $20.9 million, compared to $21.0 million for the first nine months of 2008. Gross margin decreased to 51% for the nine months ended September 30, 2009, compared to 54% for the same period in 2008. Net loss for the first nine months of 2009 was $1.6 million, or ($0.23) per share compared to $1.7 million, or ($0.27) per share for the first nine months of 2008. The company’s balance sheet continues to be strong with a working capital position of $24.7 million, including cash and marketable securities of $20.5 million on September 30, 2009.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for network connectivity, interworking, and packet processing for key applications for the communications, Mil/Aero, and enterprise markets. Founded in 1974, Interphase provides expert customization services and contract manufacturing in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCI-e standards and solutions. Headquartered in Plano, Texas, Interphase has sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Nokia-Siemens Networks, Samsung, and Sun Microsystems. Visit www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2009	2008	2009	2008
Revenues	$4,368	$6,888	$20,909	$21,009
Gross margin	1,099	3,984	10,572	11,424
Research and development	1,797	1,963	5,752	7,347
Sales and marketing	1,230	1,244	4,329	3,989
General and administrative	860	990	3,145	2,976
Restructuring charge	—	—	—	403

Total operating expenses	3,887	4,197	13,226	14,715
Loss from operations	(2,788)	(213)	(2,654)	(3,291)
Loss before income tax	(2,726)	(255)	(2,420)	(2,722)
Net loss	(2,381)	(55)	(1,600)	(1,744)
Net loss per diluted share	$(0.34)	$(0.01)	$(0.23)	$(0.27)
Weighted average common and dilutive shares	6,910	6,553	6,894	6,529
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sep. 30, 2009	Dec. 31, 2008
Cash and marketable securities	$20,529	$18,946
Accounts receivable, net	4,188	4,758
Inventories	2,092	2,329
Net property, plant and equipment	746	875
Total assets	30,856	31,248
Total liabilities	7,715	6,962
Total shareholders’ equity	$23,141	$24,286
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